Exhibit 15.2
[Letterhead of Fangda Partners]

April 26, 2011

E-House (China) Holdings Limited 17/F, Merchandise Harvest Building (East) No. 333 North Chengdu Road Shanghai 200041 People’s Republic of China

Dear Sirs,
We consent to the reference to our firm under the heading “Regulation” in E-House (China) Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2010, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2010.

Yours faithfully,
/s/ Fangda Partners
Fangda Partners